UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 19, 2007

(Date of earliest event reported)

Quest Resource Corporation

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-17371 (Commission File Number)	90-0196936 (I.R.S. Employer Identification No.)

9520 North May Ave., Suite 300

Oklahoma City, Oklahoma 73120

(Address of principal executive office)(Zip Code)

(405) 488-1304

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

DB02/768485.0004/7784228.1

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Richard E. Muncrief has been appointed President and Chief Operating Officer of Quest Midstream GP, LLC, the general partner of Quest Midstream Partners, L.P (“Quest Midstream Partners”), effective as of September 19, 2007. Mr. Muncrief will oversee Quest Resource Corporation’s midstream operations.

Mr. Muncrief, age 49, has over 27 years of oil and gas experience. Prior to joining Quest Midstream Partners, he held numerous technical, operational and leadership positions within Burlington Resources (now Conoco Phillips) from 1980 until June 2007. Most recently, from April 2006 to June 2007, he served as the Operations Manager for Conoco Phillips, San Juan Basin, including upstream and midstream operations, which represented 10% of Conoco Phillips’ worldwide net production. From March 2000 to April 2006, he served as General Manager of Operations for Burlington Resources, San Juan Division. From August 1980 until March 2000, Mr. Muncrief served in various roles for Burlington Resource, including asset manager and production manager for Burlington’s San Juan operations, drilling and production operations and engineering, reservoir engineering, and acquisitions and divestitures throughout the Rocky Mountain and Mid-Continent regions. Mr. Muncrief earned his Bachelor of Science degree from Oklahoma State University in 1980 and is a member of the American Petroleum Institute and the Society of Petroleum Engineers.

In connection with Mr. Muncrief’s appointment as President and Chief Operating Officer, Quest Midstream GP and Mr. Muncrief entered into an Employment Agreement (the “Agreement”) on September 19, 2007. The Agreement has an initial term of three years commencing September 19, 2007 (the “Initial Term”). Upon expiration of the Initial Term, the Agreement will automatically continue for successive one-year terms, unless earlier terminated in accordance with the Agreement. Mr. Muncrief’s base salary is $342,500 per year. He is eligible to participate in Quest Midstream GP’s incentive bonus plan or program, and he was granted 75,000 common units (“Bonus Units”) of Quest Midstream Partners and 40,000 restricted shares (“Restricted Shares”) of Quest Resource Corporation. The Bonus Units will become vested and payable in three separate tranches (the first third on his first anniversary of employment, the second third on his second anniversary of employment and the last third after three years of employment), in each case only if any lock-up period in connection with an initial public offering of Quest Midstream Partners has occurred. If Mr. Muncrief voluntarily resigns from employment before the later to occur of the expiration of such lock-up period or a respective tranche's vesting date, Mr. Muncrief will forfeit his right to receive any nonvested Bonus Units. The Restricted Shares will vest in accordance with a three-year vesting schedule without any vesting requirement tied to an initial public offering of Quest Midstream Partners.

If Quest Midstream GP terminates Mr. Muncrief’s employment without “cause” (as defined in the Agreement) or if Mr. Muncrief terminates the Agreement for Good Reason (as defined in the Agreement), (i) Mr. Muncrief will receive his base salary for the remainder of the term that would have been paid to him if no termination had occurred, (ii) Quest Midstream GP will pay his health insurance premium payments for the duration of the COBRA continuation period (18 months) or until he becomes eligible for health insurance with a different employer, (iii) Mr. Muncrief will receive his pro rata portion of any annual bonus and other incentive compensation to which he would have been entitled, and (iv) Mr. Muncrief’s unvested Restricted Shares will vest. Additionally, Quest Midstream GP will pay Mr. Muncrief, at the same time as any distributions are paid on the common units of Quest Midstream Partners, an amount equal to the distribution that would have been paid on any unvested Bonus Units if such Bonus Units had been vested and issued. If Mr. Muncrief is unable to render services as a result of physical or mental disability, Quest Midstream GP may terminate his employment, and he will receive a lump-sum payment of $342,500 and all compensation and benefits that were accrued and vested as of the date of termination. If necessary to comply with Section 409A of the Internal Revenue Code, the payment may be deferred for six months.

The Agreement also imposes restrictive covenants of non-competition and non-solicitation on Mr. Muncrief during his employment and for a twelve-month period following termination of employment if he terminates his own employment or is terminated by Quest Midstream GP for cause. Quest Midstream GP’s severance payment obligation is conditioned upon Mr. Muncrief not competing with Quest Midstream GP during the term that severance payments are being made and his signing a release agreement. A copy of the Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Neither Mr. Muncrief nor any member of his immediate family is a party, directly or indirectly, to any transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

On September 19, 2007, Richard A. Hoover was terminated as President and Chief Operating Officer of Quest Midstream GP and as Executive Vice President – Midstream Assets of Quest Resource Corporation.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits
10.1	Employment Agreement dated September 19, 2007 between Quest Midstream GP, LLC and Richard E. Muncrief.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST RESOURCE CORPORATION

By:	/s/ Jerry D. Cash
Jerry D. Cash
Chief Executive Officer

Date: September 25, 2007